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                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT ("Agreement") made and entered into as of this 15th day of September, 1998, by and between RONALD BASOFF, individually and d/b/a B&B Associates, 14141 Cobello Street, Unit 5-A, Van Nuys, California 91405 ("Seller"), and LITEGLOW INDUSTRIES OF CALIFORNIA, INC., a corporation organized under the laws of the State of Florida.

                              W I T N E S S E T H :

         WHEREAS, Seller owns and operates an automobile accessories business as a sole proprietorship under the name B&B Associates at 14141 Cobello Street, Unit 5-A, Van Nuys, California 91405 (the "Business"); and

         WHEREAS, the parties desire that Buyer purchase all of the assets of Seller used or useful in the operation of the Business as described herein.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties, intending to be legally bound, agree as follows:

         1. PROPERTY AND LIABILITIES.

                  1.1 ASSETS TO BE CONVEYED. Seller hereby agrees to sell, assign, transfer, convey and deliver to Buyer the following (the "Assets"):

                           (a) All the fixed and tangible personal property used
in the operation of the Business, which is described in Exhibit "1.1(a)" attached hereto and made a part hereof, together with all inventory, equipment, fixtures, furniture and other tangible property of Seller.

                           (b) The contracts, leases (including, without
limitation, the lease for the Business premises at the location described above) and other agreements listed or described in Exhibit "1.1(b)," attached hereto and made a part hereof (the "Contracts").

                           (c) All of Seller's right, title and interest in and
to the names "B&B Associates," "Baretta," "Force," and all other tradenames, servicemarks, logos, copyrights and similar materials or rights used to identify or promote the Business (the "Promotional Rights"). Immediately after closing, Seller shall discontinue all use of the Promotional Rights, including without limitation the names "B&B Associates," "Baretta," "Force," and all similar names and abbreviations thereof.

                           (d) The goodwill and other intangible property used
in the operation of the Business, including, but not limited to, all magnetic media, electronic data processing files,




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systems and programs, telephone number or numbers, patents, trade secrets, know-how, sales and operating plans and non-competition covenants.

                           (e) All Seller's right, title and interest in any
licenses, permits and authorizations issued by any federal, state or local regulatory agencies that are used in the operation of the Business to the extent the same are transferrable.

                           (f) All business records of Seller used in the
operation of the Business and not relating solely to Seller's internal affairs, in whatever medium they may be stored (the "Business Records"), subject to Seller's right, after closing, to have access thereto and make copies thereof pursuant to Article 11 hereof. The Business Records shall include, without limitation, all books of account, customer lists, supplier lists, employee personal files, business studies, consultants' reports, budgets and financial reports and projections.

                           (g) All accounts receivable arising from the
operation of the Business (the "Accounts Receivable") (i) as described in Exhibit "1.1(g)" attached hereto and made a part hereof, and (ii) otherwise outstanding as of the Closing Date (as hereinafter defined).

                           (h) Seller's insurance policies in effect in the date
of this Agreement as described on Exhibit "1.1(h)" attached hereto and made a part hereof.

                           (i) Property not otherwise included in subparagraphs
(a) through (h) above shall be INCLUDED property and shall be conveyed or transferred by Seller to Buyer; provided, however, that the following shall be EXCLUDED property (the "Excluded Property") and shall not be conveyed to Buyer:

                                    (1) Such books and records as pertain solely
to the organization, existence and capitalization of Seller;

                                    (2) Seller's cash and cash equivalents on
hand or in banks, certificates of deposit, money market funds, securities and similar type investments as of the closing date (hereinafter defined);

                                    (3) Except to the extent otherwise noted
herein, all employee pension benefit and profit-sharing plans, all trusts established thereunder and all assets thereof.

                  1.2 LIABILITIES TO BE ASSUMED. On the closing date (hereinafter defined), Buyer shall assume only those Business liabilities of Seller specifically set forth in Exhibit "1.2" hereto (the "Liabilities").



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         2. CLOSING DATE AND INSPECTION PERIOD.

                  2.1 The closing of this Agreement (the "Closing") shall occur on September 25, 1998, at 10:00 A.M. (the "Closing Date") in the offices of Seller's counsel or at such other location as is mutually agreed to by Buyer and Seller. The Closing Date may be extended only by the mutual written consent of the parties.

                  2.2 Commencing upon the date of execution of this Agreement and continuing until the Closing Date (the "Investigation Period"), the Buyer may, in Buyer's sole discretion, review all books and records relating to the Business and the Assets, including but not limited to all accounting records and support documents, all governmental licenses, all inventory, customer lists, material contracts, the premises at which the Business is located, and all documents relating to the management, operation, maintenance or ownership or use of the Assets and the Business. Buyer and its agents shall have the right to make copies of such books, documents and records and to conduct such review as Buyer deems appropriate.

                  2.3 Buyer shall have the right to enter into any real property owned, leased or managed by the Seller and review the books and records of the Seller, wherever located, for the purpose of undertaking such investigations and review as the Buyer shall deem appropriate. The Buyer shall conduct all visits, inspections and reviews in a reasonable manner as to minimize the inconvenience to the Seller. The Buyer shall not disclose any information or the content of any documents to any person or entity without the prior written consent of the Seller, except that the Buyer may disclose such information to Buyer's attorneys, accountants, and proposed lenders, if any, acting on Buyer's behalf in connection with this Agreement.

                  2.4 At any time if before the Closing Date, at Buyer's sole discretion Buyer may provide written notice of termination of this Agreement to the Seller based upon the Buyer's investigation described in this Article 2. In the event that this Agreement is terminated by the Buyer in accordance with this Paragraph 2.4, the Deposit (hereinafter defined) plus all accrued interest thereon, if any, shall be returned to the Buyer and the Agreement shall be terminated and null and void.

         3. PURCHASE PRICE AND METHOD OF PAYMENT.

                  3.1 PURCHASE PRICE. The purchase price for the Assets shall be Two Hundred Fifty Thousand Dollars ($250,000) (the "Purchase Price"), subject to adjustment and payable in cash, note and stock, as provided in this Agreement. An adjustment to the Purchase Price (the "Purchase Price Adjustment") will be made at Closing as follows:

                           (a) All tangible personal property taxes on the
Assets shall be prorated on the basis of the taxes for the preceding year unless the current year's taxes are available; and, if prorated on the basis of the preceding year, the same will be adjusted and reprorated between




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the parties after the closing whenever the taxes for the current year are available. Such taxes are to be prorated as of the end of the day immediately preceding the date of closing and shall be based upon the net taxes remaining after the deduction for the maximum allowable discount.

                           (b) All rent prepaid by Seller on the lease covering
the Business premises shall be prorated to the date of Closing and Seller shall receive all unearned portion thereof from Buyer in cash at the time of the Closing. Also, Buyer shall reimburse Seller at Closing for any security deposit paid by Seller to and on deposit with landlord on such lease, provided that such deposit shall be credited to the Buyer by the landlord.

                           (c) All deposits heretofore paid by Seller for
utilities, telephone services and other similar services shall remain the property of Seller, which must obtain refunds of same from the firms to which the deposits have been paid.

                           (d) Should Buyer elect to assume and transfer any of
the existing insurance policies of Seller covering the business activities described herein or the assets described herein, the premium on such policies which is prepaid past Closing shall be prorated as of the end of the day immediately preceding Closing and Buyer shall reimburse Seller in cash at closing for the amount of such premiums which have been prepaid past said date.

                  3.2 PAYMENT AT CLOSING. On the Closing Date, Buyer shall pay to Seller the Purchase Price, subject to the Purchase Price Adjustment described in Paragraph 3.1(a) above, which Purchase Price shall be paid in the following manner:

                           (a) At closing Buyer shall deliver to Seller Buyer's
check in the amount of Fifty Thousand Dollars ($50,000).

                           (b) At closing Buyer shall deliver to Seller Buyer's
promissory note in the principal amount of One Hundred Thousand Dollars $100,000 in the form of Exhibit "3.2(b)" hereto (the "Note"). The Note shall not bear interest. The Note shall be secured by a lien on the Assets payable in accordance with a security agreement between Buyer and Seller to be executed and delivered at closing and shall be evidenced by a financing statement on Form UCC-1 which Seller shall execute and deliver to Buyer at closing.

                           (c) At closing Buyer shall deliver to Seller
1,000,000 shares of the common stock, par value $.001 (the "Stock"), of Buyer's parent company, Liteglow Industries, Inc. ("Liteglow").

                  3.3 The Stock shall be "restricted" shares within the meaning of Securities and Exchange Commission Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"), and accordingly the certificate or certificates representing the shares shall bear a restrictive legend restricting the resale or transfer of the Stock.




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                  3.4 Buyer has advised Seller that Liteglow's current common stock trading price may or may not necessarily reflect the value of Liteglow or the Stock. In the event that the Stock has a "fair market value" (as hereinafter defined) of less than One Hundred Thousand Dollars ($100,000) on the second anniversary of the Closing, Liteglow shall deliver to Seller that number of shares of Liteglow common stock (or like shares of its successor, if any) of which shall have a fair market value equal to the difference between the fair market value of the Stock and $100,000. For purposes of this paragraph 3.4, "fair market value" shall mean the average daily high bid and low asking price of the Liteglow's common stock for the five business days immediately preceding the anniversary date of the Closing. By their execution of this Agreement, the parties confirm their understanding that the bid price of the Liteglow's common stock as of the date of this Agreement is approximately $.014 per share and that the Stock, as presently constituted, would have to have a fair market value of $.10 per share in order to have an aggregate fair market value of $100,000 as determined in accordance with the terms of this paragraph 3.4. The rights provided to Seller under this Section 3.4 may not be assigned, sold or transferred.

                  3.5 Seller hereby confirms that neither Liteglow nor Buyer, nor any officer, director or shareholder of Liteglow or Buyer, or any agent of or professional employed by Liteglow or Buyer, has made any representation to Seller as to the present or future value of the Stock, Liteglow, or Buyer, nor has Liteglow, Buyer or any such person made any representation with respect to the ability of Seller to sell all or any part of the Stock at the current market price or any other price. Further, Seller hereby confirms his understanding that the future bid or asking price of Liteglow's common stock, including the Stock, may not bear any relationship to the net tangible book value of Liteglow's common stock and, further, may be unrelated to any other generally accepted method of valuation of the Stock.

                  3.6 By his execution of this Agreement, Seller hereby confirms, warrants and represents to Buyer and Liteglow that (i) Seller has received such information concerning Seller and Liteglow as Buyer has requested in connection with the sale of the Assets to Buyer and the receipt of Stock in partial payment of the purchase price of the Assets; and (ii) Seller has had an opportunity to ask questions of Liteglow and Buyer, and of the management of both companies, with respect to their respective companies and businesses, including, without limitation, the existing and anticipated financial condition and prospects of both companies; and (iii) Buyer has employed such accounting, legal and other professionals as Seller has deemed appropriate or necessary in connection with the transactions described in this Agreement, including the acquisition of Stock as a part of the purchase price of the Business, and such professional advisors have been given access to such materials, and have asked such questions of management of Liteglow and Buyer, as they or Seller have deemed necessary.

         4. APPORTIONMENT OF INCOME AND EXPENSES.

                  In the event this transaction is ultimately closed on the Closing Date or another date mutually agreeable to Seller and Buyer, Seller shall be entitled to all income received by Seller




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from the operation of the Business until 11:59 p.m. on the day immediately preceding the Closing. Upon Closing, Buyer shall be entitled to all income received by Buyer from the operation of the Business (notwithstanding whether such income is received on account of operations before or after Closing) after 11:59 p.m. on the day immediately preceding the Closing. In the event this transaction does not close, no such apportionment of income shall occur.

         5. EMPLOYEES.

                  Seller shall be responsible for the payment of all compensation due to Seller's employees through 11:59 p.m. on the day immediately preceding Closing, including without limitation all sales commissions, profit-sharing and the like arising from the operation of the Business.

         6. NONCOMPETITION COVENANT.

                  6.1 Except as otherwise provided herein, Seller, Seller's wife, Kathleen Basoff, and Seller's brother, David Basoff (collectively the "Covenantors"), covenant and agree that for a period of two (2) years after the termination of Seller's employment contract with Buyer executed concurrently herewith, they shall not, within any of the United States or within any foreign country in which the Buyer or Liteglow now or may hereafter do business, individually or collectively, directly or indirectly: (i) compete against Buyer or Liteglow in the automotive security business; (ii) take any action to finance or provide any other material assistance to any person or entity engaged in such competition in the automotive security business against Buyer or Liteglow; or
(iii) without Buyer's prior written consent, offer employment to or solicit an offer of employment from any employee of Buyer or Liteglow or attempt to influence any employee of Buyer or Liteglow to terminate his or her employment with Buyer or Liteglow.

                  6.2 Notwithstanding anything to the contrary in this Article 6, the Covenantors shall each have the right to be employed by a competitor of Employer or Liteglow within the automotive security business, provided that the Covenantors shall not be an owner of, or have an equity interest in, any such employer and may not use confidential or proprietary information of the Employer or Liteglow in connection with such other employment. As used in this Section 6.2, confidential and proprietary information shall include, without limitation, information concerning any supplier, customer, the price paid for products, the sale price of products to other than retail customers, or any other information concerning the manner of operation, plans, processes of Employer or Liteglow.

                  6.3 The Covenantors each acknowledge that compliance with the provision of this paragraph is of material importance to Buyer, and that in the event of any breach of the foregoing provisions, Buyer could not be reasonably or adequately compensated by monetary damages. Therefore, each Covenantor agrees that Buyer shall be entitled to injunctive or other equitable relief in the event of a breach or threatened breach of this paragraph by such




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Covenantor, in addition to, and not in lien of, any other relief to which Buyer may be entitled.

         7. CLOSING.

                  7.1 SELLER'S PERFORMANCE. Prior to or on the Closing Date of this Agreement, Seller shall deliver to Buyer:

                           (a) THIRD-PARTY CONSENTS. Except as otherwise
provided herein, all third-party consents, assignments or approvals otherwise required for Buyer's assumption of any contracts, leases and agreements described hereunder (including, but not limited to, Seller's lease with respect to premises at 14141 Cobello Street, Unit 5-A, Van Nuys, California 91405, so that Buyer will enjoy all the rights and privileges of Seller under such contracts or obligations, subject only to the same terms and conditions as are binding on Seller pursuant to the present terms of such contracts, leases and agreements. This provision shall not require Seller to undertake any extraordinary measures to secure any required third-party consents, assignments or approvals and shall not require Seller to pay for or to undertake any extraordinary measures or to institute litigation against any third-party failing to give such required consent, assignment or approval; however, if Seller fails to deliver any covenant, assignment or approval required by this Paragraph 7.1(a), Buyer shall have the absolute right to terminate this Agreement.

                           (b) LESSORS' CERTIFICATES. Except as otherwise
provided herein, certificates from the lessors of all personal and real property interests leased by Seller stating (i) that the lease is in full force and effect and has not been modified, (ii) the date to which all rent and other sums due thereunder have been paid, and (iii) that, to the best of lessor's knowledge, Seller, as lessee, is not in default under the lease and no event has occurred that, with notice, the passage of time or both, would constitute a default thereunder by Seller.

                           (c) OPINION OF SELLER'S COUNSEL. The written opinion
of Seller's counsel dated as of Closing, to the following effect:

                                    (1) This Agreement has been duly executed by
Seller and (i) the execution and delivery of this Agreement, (ii) the consummation of the transactions contemplated by this Agreement, and (iii) compliance with the terms and conditions hereof will not conflict with, or violate any law, regulation, judgment, decree, order, agreement or other instrument to which Seller is a party or by which Seller is legally bound.

                                    (2) This Agreement constitutes the legal,
valid and binding obligation of Seller enforceable in accordance with its terms except as its enforceability may be limited by bankruptcy, insolvency, moratorium and other laws relating to or affecting creditors' rights generally and by the exercise of judicial discretion in accordance with general equitable principles.



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                                    (3) There are no outstanding judgments,
suits, actions or claims pending, threatened or deemed by Seller to be probable of assertion, or governmental proceeding that would have a material adverse effect upon the Business or upon the Assets after closing, except as noted on Exhibit "7.1(c)(3)" attached hereto and made a part hereof.

                                    (4) No action or proceeding is pending or
threatened against Seller that questions or may affect the validity of any action to be taken by Seller pursuant to this Agreement, or that seeks to restrain Seller from carrying out the transaction contemplated by the Agreement or Seller's obligation's hereunder.

                                    (5) The foregoing opinions shall be for the
sole benefit of, and may be relied upon by, Buyer.

                           (d) Employment agreements of Ronald and David Basoff
in the forms of Exhibit 7.1(d) hereto.

                           (e) Unaudited income statement for the nine months
ended September 30, 1998, and an unaudited balance sheet dated September 30, 1998, together with Seller's certification to be delivered in accordance with paragraph 8.15.

                  7.2 BUYER'S PERFORMANCE. Prior to or at Closing Buyer shall deliver to Seller the cash payment and a certificate for the Stock to be delivered at Closing as provided in Article 3 above and the delivery of all other documents or instruments necessary or appropriate for the consummation of this transaction, including but not limited to the delivery of the original Note and security agreement described in Paragraph 3.2(b), above. After closing, the parties shall execute such other instruments and documents and perform such other acts as may be necessary or appropriate for the full implementation and consummation of this Agreement.

         8. SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  Seller hereby represents, warrants and covenants as of the date of execution of this Agreement and as of the Closing Date, as follows:

                  8.1 BINDING AGREEMENT. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary action. This Agreement has been duly executed and delivered to Buyer and constitutes a legal, valid and binding agreement of Seller, enforceable in accordance with its terms.

                  8.2 EFFECT OF AGREEMENT. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of law, statute, rule or regulation to which the Seller is subject; (b) violate any judgment, order, writ or



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decree of any court applicable to the Seller; (c) have any effect on any of the permits, licenses, orders or approvals referred to in Paragraph 8.3 hereof or the ability of Buyer to make use of such permits, licenses, orders or approvals; or (d) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Seller pursuant to its articles of incorporation, by-laws, commitments, contracts or other agreements or instruments to which the Seller is a party or by which any of its respective Assets is or may be bound or affected.

                  8.3 NO VIOLATION. The execution, delivery and performance of this Agreement by Seller and the consummation of the transaction contemplated hereby will not, with or without the giving of notice or the lapse of time or both, violate, contravene, or conflict with or result in a material breach of or constitute a default or accelerate the performance required under (i) any writ, order, judgment or decree of any court, arbitrator or governmental agency applicable to Seller; (ii) any law, rule or regulation applicable to Seller or to the operation of the Business; or (iii) any mortgage, deed of trust, lien, lease, restriction or other contract or agreement to which Seller is a party or by which any of the Assets is bound.

                  8.4 COMPLIANCE WITH APPLICABLE LAWS. To the best of Seller's knowledge, (i) Seller is not in default in any material respect under any executive, legislative, judicial, administrative or private (such as arbitration) ruling, order, writ, injunction or decree; and (ii) no material permits, licenses or approvals of any governmental or administrative authorities are required for Seller to own, lease and operate its properties and to carry on the Business substantially as presently conducted except as set forth in Exhibit "8.4" hereto.

                  8.5 GOVERNMENT AND OTHER CONSENTS. No consents, authorization or approval of, or exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by the Seller of this Agreement or any of the instruments or agreements herein referred to, or the taking of any action herein contemplated.

                  8.6 NECESSARY PROPERTY. The Assets include all of Seller's assets reasonably necessary for the operation of the Business as it is now being operated by Seller.

                  8.7 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES, ETC. The Seller owns in fee and has good and marketable title to all of its real property and good title to all other properties and assets free and clear of all mortgages, claims, liens, charges and encumbrances except (i) as referred to in the Financial Statements (as defined in Paragraph 8.15) or disclosed in the notes thereto, (ii) as referred to in Exhibit "8.7" to this Agreement, and (iii) such imperfections of title, if any, which do not materially detract from the value, or interfere with the use, of the properties of the Seller or otherwise materially impair its business operations. The fixed assets of the Seller referred to in the financial statements are all located on real property owned or leased by the Seller. The leases and other agreements or instruments under which the



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Seller holds, leases or is entitled to the use of any real or personal property are in full force and effect and all rentals, royalties or other payments accruing thereunder prior to the date hereof have been duly paid. No default or event of default exists and no event which with notice or lapse of time (or both) would constitute a default has occurred and is continuing under the terms or provisions, express or implied, of any of such leases, agreements or other instruments or under the terms or provisions of any agreement to which any of such properties is subject. The Seller has not received notice of violation of any applicable law, ordinance, regulation, order or requirement relating to its operations or its owned or leased properties.

                  8.8 CONDITION OF BUILDINGS, EQUIPMENT. The buildings and equipment owned, operated, or leased by the Seller are in good condition and repair and suitable for the uses for which intended. All such buildings and equipment are in conformity with all applicable laws, ordinances, regulations, orders, and other requirements relating thereto currently in effect or scheduled to come into effect.

                  8.9 CONTRACTS. The contracts listed or described in Exhibit "8.9" include all the contracts to which Seller is a party or by which Seller is bound and which have a material effect on Seller's revenues or expenses. To the best of Seller's knowledge: (i) each contract is in full force and effect and is unimpaired by any acts or omissions of Seller or Seller's officers, directors, employees or agents; (ii) there has not occurred as to any contract any material default by Seller or any event which, with the lapse of time or otherwise will become a material default of Seller; and (iii) there has not occurred as to any contract any material default by the other parties thereto or any event which, with the lapse of time or the election of any person other than Seller, will become a default under such contract. Neither the Seller, nor to the knowledge of the Seller any other party, is in arrears in respect of the performance or satisfaction of the terms or conditions on its part to be performed or satisfied under any of the contractual commitments and no waiver or indulgence has been granted by any of the parties thereto. Seller has no knowledge of any loss or expected loss of any business relationship of the Seller, whether with a customer, supplier, or significant employee. There are no existing laws, regulations or decrees nor, to the knowledge of the Seller, any proposed laws, regulations or decrees which adversely affect or might adversely affect the rights of the Seller under any of its existing contracts by reason of the present ownership by the Business or by reason of the proposed sale of the Assets by the Seller to the Buyer as contemplated by this Agreement.

                  8.10 COMPLIANCE WITH LABOR LAWS. To the best of Seller's knowledge, Seller is in compliance with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, equal employment opportunity, collective bargaining, pension and welfare benefit plans, and the payment of Social Security and similar taxes, and is not liable for any arrears of wages or any tax penalties for failure to comply with any of the foregoing.



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                  8.11 EMPLOYEES. None of Seller's employees are represented by a union or other collective bargaining unit, no application of recognition as a collective bargaining unit is currently pending before the National Labor Relations Board with respect to any of the Business' employees, and, to the best of Seller's knowledge, no concerted effort to unionize any of its employees is currently in progress. There are no material controversies pending or threatened between the Seller and any of its employees, and Seller is not aware of any facts which would reasonably result in any such controversy. There are no discrimination, harassment, or unemployment claims threatened or pending against Seller. Exhibit "8.11," attached hereto and made a part hereof, contains an accurate list of all persons currently employed by Seller together with a description of the terms and conditions of their respective employment as of the date of this Agreement.

                  8.12 LITIGATION. There is no litigation, action, suit, investigation or other proceeding pending or threatened that may give rise to any claim against any of the Assets, or which may adversely affect the Business to be acquired by the Buyer hereunder, or which may adversely affect Seller's ability to perform in accordance with the terms of this Agreement, and Seller is not aware of any facts that could reasonably result in any such proceeding.

                  8.13 LIABILITIES. The financial information contained in Exhibit "8.15" delivered simultaneously with the execution of this Agreement contains a complete, correct and accurate list of all liabilities of Seller as of the date noted in such financial information.

                  8.14 TAX MATTERS. The Seller has: (i) prepared and filed with the appropriate governmental agencies, and all foreign countries and political subdivisions thereof, if applicable, all tax returns required to be filed; (ii) paid all taxes shown on such tax returns to be payable or which have become due pursuant to any assessment, deficiency, notice, 30-day letter or similar notice received by it; and (iii) paid all withholding, FICA and other federal, state and local tax payments required to be paid. Any provisions for income taxes payable in the financial statements are sufficient for all accrued and unpaid domestic and foreign taxes, whether or not disputed and for all periods to and including the date of the Financial Statements. The Seller has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement extending the period for assessment or collection of any income taxes nor is it a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been, or with reasonable cause could be, asserted against it.

                  8.15 FINANCIAL INFORMATION. Seller has furnished Buyer with the unaudited financial information and the Federal corporate tax returns listed in Exhibit "8.15," attached hereto and made a part hereof (the "Financial Statements"). All financial information contained in Exhibit "8.15": (i) has been prepared in accordance with Seller's books and records for the Business on a consistent basis throughout the periods involved and as compared with prior periods, and, subject to normal year-end adjustments where applicable, is true, complete and correct in all material respects and fairly presents the Business' financial position, income, expenses, assets, liabilities and equity and the results of operation of the Business as of the dates and for the periods indicated; (ii) is true, complete and correct in all material respects; and (iii) fairly presents the Business' financial position, income, expenses, assets, liabilities and shareholders' equity, and the results of operation of the Business as of the dates and for the periods indicated. The Seller shall provide Buyer at Closing a certificate signed by him certifying as to the matters contained in the preceding sentence of this Paragraph 8.15.

                  8.16 ABSENCE OF UNDISCLOSED LIABILITIES. The Financial Statements described in Paragraph 8.15 make full and adequate provisions for all obligations, liabilities and commitments of the Seller and as of the dates of the Financial Statements the Seller shall not have had any additional obligations, liabilities or commitments required to be reserved in the financial statements.

                  8.17 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the dates of the Financial Statements described in Paragraph 8.15 above, the Business has not:

                           (a) incurred any obligation or liability (fixed or
contingent) except (i) trade or business obligations incurred in the ordinary course of business, none of which is materially adverse, and (ii) obligations and liabilities under this Agreement;

                           (b) suffered any material adverse change in its
financial condition, results of operations, properties, business or prospects nor had any material contract or business relationship terminated or curtailed except routine contracts of the kind generally performed by the Business;

                           (c) suffered the occurrence of any events which,
individually or in the aggregate, have had, or might reasonably be expected to have, a material adverse effect on its financial condition, results of operations, properties, business or prospects;

                           (d) incurred damage or destruction in any material
amount of its assets by fire, storm, or other like or unlike casualty, whether or not covered by insurance;

                           (e) mortgaged, pledged or subjected to lien or any
other encumbrance any of its assets or properties;

                           (f) sold, transferred or leased any of its assets or
properties, except for sale, transfers or leases of assets or property in the ordinary course of business and which is not material in the aggregate;

                           (g) canceled or compromised any debt or claim except
for adjustments made with respect to contracts for its services in the ordinary course of business, which in the aggregate are not material;

                           (h) waived or released any rights of any material
value;

                           (i) transferred or granted any rights under any
leases, licenses, agreements, patents, inventions, trademarks, trade names, copyrights, or with respect to know-how;

                           (j) made or granted any general wage or salary
increase or engaged any new officer or employee or entered into any employment agreement with any officer or employee for a period of employment of more than 30 days or given any bonus or other extra compensation to Seller or any employee of Seller;

                           (k) made any increase in or commitment to increase
any employee benefits or adopted or made any commitments to adopt any additional employee benefit plan;

                           (l) entered into any transaction other than in the
ordinary course of business;

                           (m) suffered any operating loss or any other loss
except as previously disclosed to Buyer and noted in the Financial Statements;
or

                           (n) made or entered into any contract or commitment
to make any capital expenditures in excess of $5,000 in the aggregate.

                  8.18 OPERATIONS PRIOR TO CLOSING. Between the date of this Agreement and the Closing:

                           (a) Seller will operate the Business in the usual,
regular and ordinary manner; and, to the extent consistent with such operation, has used and will use its best efforts to (i) preserve Seller's present business organization intact; (ii) keep available the services of Seller's employees; and
(iii) preserve Seller's business relationship with customers, suppliers and others having business dealings with it.

                           (b) Seller will advise Buyer of any material changes
in the financial condition or the results of its operations.

                           (c) Seller will not sell, factor or discount any
Accounts Receivable, or otherwise take any action, including but not limited to offering discounts, bonuses or other consideration for prompt payment, to accelerate or anticipate the collection of any Accounts

Receivable except as is consistent with Seller's past practices and is in the ordinary course of Seller's Business.

                  8.19 NO BROKERS OR COMMISSIONS. Buyer shall be solely responsible for the payment of, and shall pay, to such broker employed any and all commissions due such broker. Seller hereby agrees to indemnify, defend and hold harmless Buyer on account of any commissions, fees, expense, or other compensation due to such broker or any other broker which Seller has employed, or which claims to have been employed, in connection with the sale of the Business to the Buyer.

                  8.20 ABSENCE OF COUPONS, BONUS CERTIFICATES AND OTHER PROMOTIONAL ARRANGEMENTS. Seller has not provided to any person any coupon, discount arrangement, or bonus certificate or other promotional arrangement of any kind for promotional or other purposes entitling any person to purchase goods or services at less than the price normally charged by Seller for such goods or services. Notwithstanding Seller's representation, in the event that any such certificate, coupon or arrangement is presented to Buyer after the Closing Date, or if Buyer independently learns of any such coupon, bonus certificate or arrangement after the Closing Date, then Buyer may deduct the amount of such discount, bonus certificate, or other promotional device from the amount payable on the Note.

                  8.21 AGREEMENTS, PLANS, ARRANGEMENTS. Except as set forth in Exhibit "8.9," or on any other Exhibit hereto, the Seller is not a party to, nor are any of its respective properties and assets bound or affected by, any

                           (a) lease agreement (whether as lessor or lessee)
relating to real or personal property;

                           (b) license or franchise agreement or contract
relating to trademarks, patents, copyrights (or applications therefor), unpatented designs or styles, know-how or technical assistance;

                           (c) agreements for the purchase or sale of goods,
materials, supplies, machinery or capital assets in excess of $5,000 in any one case or in excess of $10,000 in the aggregate;

                           (d) agreement with any labor union;

                           (e) agreement with any distributor, dealer, sales
agent or representative;

                           (f) agreement with any manufacturer or supplier with
respect to discounts or allowances;

                           (g) agreement guaranteeing, indemnifying or otherwise
becoming liable for the obligations or liabilities of another;

                           (h) agreement granting any person a lien, security
interest or mortgage on any property or asset of the Seller, including, without limitation, any factoring agreement or agreement for the assignment of accounts receivable or inventory;

                           (i) agreement for the construction or modification of
any building or structure or for the incurrence of any other capital expenditure;

                           (j) bonus, deferred compensation, profit sharing,
pension, retirement, stock option, stock purchase, hospitalization, insurance or other plan, arrangement or practice providing employee or executive benefits;

                           (k) advertising agreement with a newspaper, magazine
or radio or television station;

                           (l) agreement which restricts it from doing business
anywhere in the world;

                           (m) agreement, statute or regulation giving any party
the right to renegotiate or require a reduction in prices or the repayment of any amount previously paid;

                           (n) policy of insurance (including surety bonds) in
force with respect to Seller or any of its properties, assets or executive officers; or

                           (o) other agreement affecting the Seller or the
business except written contracts for the purchase or sale of goods or services made in the usual and ordinary course of business terminable without liability to the Seller upon notice to the other party thereto of not more than thirty
(30) days and not otherwise referred to above.

                  8.22 ACCOUNTS RECEIVABLE. The Accounts Receivable arose and will arise from bonafide transactions in the ordinary course of business and will have been collected in full within a reasonable period of time after the date of Closing. As provided in Paragraph 3.1(b) the Seller guarantees the collection by the Buyer within six (6) months of the date of Closing of all Accounts Receivable outstanding as of Closing. Such guarantee shall be enforceable by the right of set off provided in Paragraph 3.1(b).

                  8.23 PURCHASE OR SALE OBLIGATIONS. All unfilled purchases and sales orders and other commitments for purchases and sales made by the Seller were made in the usual and ordinary course of its business at the then current market prices. None of such orders or commitments call for deliveries thereunder beyond a period of ninety (90) days from the Closing.

                  8.24 BOOKS AND RECORDS. The books of account and other financial and corporate records of the Seller are in all material respects complete and correct, are maintained in accordance with good business practices, and are accurately reflected in the financial statements. The minute books of the Seller as previously made or to be made available to Buyer contain accurate records of all meetings and accurately reflect all other corporate action of the stockholders and directors of the Seller.

                  8.25 ENVIRONMENTAL MATTERS. To the best knowledge of Seller
(a) there is no real or personal property now or in the past owned or leased by the Seller (i) on which property there has ever been stored hazardous material, waste, or other environmentally regulated substances which have created a hazardous waste problem, or (ii) which property was or is environmentally contaminated and Seller has received notice of such contamination; and (b) the Seller and any property now or in the past owned or leased by the Seller are in compliance with all federal, state, and local environmental laws and regulations.

                  8.26 NO MATERIAL MISREPRESENTATIONS OR OMISSIONS. The representations of Seller in this Agreement and the Exhibits hereto do not now, nor shall they at Closing, contain any untrue statement of a material fact, nor do this Agreement and the Exhibits hereto now omit, nor will they omit at Closing, to state any material fact, necessary to make the representations of Seller not misleading.

         9. BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS. Buyer hereby represents, warrants and covenants as of the date of execution of this Agreement and as of Closing as follows:

                  9.1 EXISTENCE AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full power under its Articles of Incorporation and Bylaws to enter into and to perform this Agreement.

                  9.2 BINDING AGREEMENT. This Agreement has been duly executed and delivered to Seller and constitutes the legal, valid and binding agreement of Buyer enforceable in accordance with its terms.

                  9.3 NO VIOLATION. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transaction contemplated hereby will not, with or without the giving of notice or the lapse of time or both, violate, contravene or conflict with or result in a breach of or constitute a default under (i) any writ, order, judgment or decree of any court arbitrator or governmental agency applicable to Buyer; (ii) Buyer's Articles of Incorporation or Bylaws; (iii) any contract, lease or other agreement to which Buyer is a party or by which Buyer is bound; or (iv) to the best of Buyer's knowledge, any law, rule or regulation applicable to Buyer.

                  9.4 NO BROKERS OR COMMISSIONS. Buyer has engaged no brokers, finders or similar individuals in connection with this transaction.

         10. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

                  10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Seller and the Buyer herein contained shall survive the Closing for a period of twelve (12) months with respect to any investigation made by or on behalf of either party and with respect to any breach thereof.

                  10.2 BUYER'S RIGHT TO INDEMNIFICATION. Seller undertakes and agrees to (a) indemnify, defend and hold harmless Buyer against and in respect of, (b) reimburse Buyer upon demand for and against, and (c) give Buyer a right of set off against Buyer's Note indebtedness to Seller under Section 3.2(b) hereof, with respect to, any and all losses, costs, liabilities, claims, obligations and expenses, including reasonable attorneys' fees, incurred or suffered by Buyer arising from (i) the operation of the Business or ownership of the Assets prior to Closing; (ii) the breach, misrepresentation or other violation of any of Seller's covenants, warranties or representations contained in this Agreement; (iii) all liabilities of Seller not expressly assumed by Buyer pursuant to this Agreement; (iv) all liens, charges or encumbrances on any of the Assets which are not expressly permitted by this Agreement; and (v) all claims for damages made by any party to a Contract who refuses to consent to the assignment hereof to Buyer and whose claim for damages is based on the premise that Seller breached that Contract by assigning same to Buyer. The obligations under this Paragraph 10.1 shall cease and terminate three years from the Closing Date and Buyer shall have no right of indemnification unless such claim for indemnification is made within three years from the Closing Date.

                  10.2 SELLER'S RIGHT TO INDEMNIFICATION. Buyer undertakes and agrees to hold Seller harmless against any and all losses, costs, liabilities, claims, obligations and expenses, including reasonable attorneys' fees, incurred or suffered by Seller arising from (i) the operation of the Business after Closing; (ii) breach, misrepresentation or other violation of any of Buyer's covenants, warranties and representations contained in this Agreement; (iii) all liabilities of Buyer and all Liabilities of Seller which are assumed by Buyer; and (iv) all liabilities of the Business accruing after the Closing Date. Buyer's obligations under this Paragraph 10.2 shall cease and terminate three years from the Closing Date and Seller shall have no right of indemnification unless such claim for indemnification is made within three years from the Closing Date.

                  10.3 PROCEDURE. If any claim or proceeding covered by the foregoing agreements to indemnify and hold harmless shall arise, the party who seeks indemnification (the "Indemnified Party") shall given written notice thereof to the other party (the "Indemnitor") promptly (in no event more than ten (10) days) after it learns of the existence of such claim or proceeding. Any claim for indemnification hereunder shall be accompanied by evidence demonstrating the Indemnified Party's right or possible right to indemnification, including a copy of all supporting documents relevant thereto. The Indemnitor shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend against any such claim or proceeding, or to compromise, settle or otherwise dispose of the same; PROVIDED, HOWEVER, that no settlement or compromise shall be effected without the consent of the Indemnified Party, which consent shall not be unreasonably withheld and PROVIDED FURTHER, that in the event the Indemnified Party does not consent to a BONA FIDE offer of settlement made by a third party and the settlement involves only the payment of money, then the Indemnitor may, in lieu of payment of such settlement to such third party, pay such amount to the Indemnified Party. After the payment to the Indemnified Party, the Indemnitor shall have no further liability with respect to such claim or proceeding and the Indemnified Party shall assume full responsibility to defend the same. After notice from the Indemnitor to the Indemnified Party of its election to assume the defense of such claim or proceeding, the Indemnitor shall not be liable to the Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; PROVIDED, HOWEVER, that the Indemnified Party shall have the right to employ counsel to represent it if, in the Indemnified Party's sole judgment, it is advisable for the Indemnified Party to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the Indemnified Party. The parties will fully cooperate in any such action, making available to each other books or records for the defense of any such claim or proceeding. If the Indemnitor fails to acknowledge in writing its obligation to defend against or settle such claim or proceeding within twenty (20) days after receiving notice of the claim or proceeding from the Indemnified Party (or such shorter time specified in the notice as the circumstances of the matter may dictate), the Indemnified Party shall be free to dispose of the matter, at the expense of the Indemnitor (but subject to the Indemnitor's right subsequently to contest through appropriate proceedings its obligation to provide indemnification), in any way which the Indemnified Party deems in its best interest.

                  10.4 LIMITATIONS ON INDEMNIFICATION RIGHTS. Indemnification shall be due only to the extent of the loss or damage actually suffered (i.e., reduced by any offsetting or related asset or service received and by any recovery from any third party, such as an insurer), net after the amount equal to any reduction in federal, state or local income, franchise or other taxes occasioned by such loss or damage (even though the tax return by which such reduction would have been realized is not yet due), but including an amount equal to any increase in federal, state and local income, franchise or other taxes occasioned by the indemnification payment and then only to the extent of the excess over the Agreed De Minimis Amount (hereinafter defined). The Indemnitor shall be subrogated to all rights of the Indemnified Party against any third party with respect to any claim for which indemnification is paid. Notwithstanding the foregoing, the Indemnitor shall not be liable to the Indemnified Party for any individual misrepresentation, breach of warranty or violation of covenant where the otherwise indemnifiable amount does not exceed $500.00 and, as regards all such indemnifiable misrepresentations or breaches of warranty that do not exceed $500.00, the Indemnitor shall not be liable except to the extent that the aggregate amount thereof exceeds $2,000.00 (such sum being herein referred to as the "Agreed De Minimis Amount"); PROVIDED, HOWEVER, that the Agreed De Minimis Amount shall not apply with respect to the indemnification otherwise due for any third-party claims.

         11. ACCESS TO INFORMATION AND DOCUMENTS AFTER CLOSING.

         At Buyer's request, Seller shall permit Buyer to have reasonable access, after closing, to the corporate books and records included in the Excluded Property to the extent Buyer has legitimate need therefor, and to make copies of such materials for Buyer's own and confidential use.

         12. GENERAL PROVISIONS.

                  12.1 EXPENSES. Except as otherwise provided herein, each party shall pay its own expenses incident to the negotiation and preparation of this Agreement and the transaction contemplated hereby. All documentary stamp taxes on the Note and the costs of filing or recording any security instrument pertaining to the Note shall be paid by Buyer. All other recording costs for bills of sale and other instruments of transfer, and all stamp, sales, use and transfer taxes shall be paid by Seller.

                  12.2 NOTICES. All notices, requests, demands and other communications pertaining to this Agreement shall be in writing and shall be deemed duly given when delivered personally with a receipt, when delivered by an overnight courier service or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

                  (a) To Buyer:          Liteglow Industries of California, Inc.
                                         2301 N.W. 33rd Court #104
                                         Pompano Beach, Florida 33069

                      With a copy to:    Jonathan L. Shepard, Esquire
                                         Siegel, Lipman, Dunay & Shepard
                                         5355 Town Center Road, Suite 801
                                         Boca Raton, Florida 33486

                  (a) To Seller:         Ronald Basoff
                                         9253 Petit Avenue
                                         Sepulveda, California 91343

                      With a copy to:
                                         --------------------------------------

                                         --------------------------------------

                                         --------------------------------------

Either party may change its address for notices by written notice to the other given pursuant to this paragraph.

                  12.3 PRIOR NEGOTIATIONS. This Agreement supersedes in all respects all prior and contemporaneous oral and written negotiations, understandings and agreements between the parties with respect to the subject matter hereof. All of said prior and contemporaneous negotiations, understandings and agreements are merged herein and superseded hereby.

                  12.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the Exhibits to this Agreement set forth the entire understanding between the parties in connection with the transaction contemplated herein, there being no terms, conditions, warranties or representations other than those contained herein, referenced herein or provided for herein. Neither this Agreement nor any term or provision hereof may be altered or amended in any manner except as an instrument in writing signed by the party against whom the enforcement of any such change is sought.

                  12.5 EXHIBITS. The Exhibits attached hereto or referred to herein are a material part of this Agreement, as if set forth in full herein. In the event any Exhibit is not attached hereto at the time of execution of this Agreement, Seller shall attach such Exhibit as soon as practicable following the date of execution of this Agreement.

                  12.6 SEVERABILITY. If any term of this Agreement is illegal or enforceable at law or in equity, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of any applicable law or laws and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

                  12.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Unless otherwise specifically noted herein, the several representations, warranties and covenants of the parties contained herein shall survive the closing for a period of two years from the Closing Date. Thereafter neither party shall have any liability to the other based upon any of the representations, warranties and covenants set forth herein.

                  12.8 WAIVER. Unless otherwise specifically agreed in writing to the contrary: (i) the failure of either party at any time to require performance by the other of any provision of this Agreement shall not affect such party's right thereafter to enforce the same, (ii) no waiver by either party of any default by the other shall be taken or held to be a waiver by such party of any other preceding or subsequent default, and (iii) no extension of time granted by either party for the performance of any obligation or act by the other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

                  12.9 NUMBER AND GENDER. Whenever the context so requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be construed to mean or include any other gender or genders.

                  12.10 HEADINGS AND CROSS-REFERENCES. The headings of this Agreement are included for convenience of reference only, and shall in no way limit or affect the meaning or interpretation of the specific provisions hereof. All cross-references to paragraphs herein shall mean the paragraphs of this Agreement unless otherwise stated or clearly required by the context. All references to Exhibits herein shall mean the Exhibits to this Agreement which have been separately initialed by Seller and Buyer. Words such as "herein" and "hereof" shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise stated or clearly required by the context.

                  12.11 COUNSEL. Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule or law that would otherwise be applicable in connection with the interpretation of this Agreement, including, but not limited to, any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision.

                  12.12 CHOICE OF LAWS; VENUE. This Agreement is to be construed and governed by the laws of the State of Florida, except for the choice of law rules utilized in that jurisdiction. Venue for the resolution of any dispute hereunder shall be Fort Lauderdale, Florida.

                  12.13 ARBITRATION. Any dispute arising under or related to this Agreement that Seller and Buyer are unable to resolve by themselves shall be settled by arbitration in Fort Lauderdale, Florida, by a panel of three arbitrators. Seller and Buyer shall each designate one disinterested arbitrator, and the two arbitrators so designated shall select the third arbitrator. The persons selected as arbitrators need not be professional arbitrators, and persons such as accountants, appraisers and bankers shall be acceptable. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on Seller and Buyer. Costs and expenses of the arbitration proceeding shall be assessed between Seller and Buyer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. No action at law or suit in equity based upon any claim arising out of or relating to this Agreement shall be instituted in any court by Seller or Buyer against the other except an action to compel arbitration pursuant to this paragraph, an action to enforce the award of the arbitration panel rendered in accordance with this paragraph, or a suit for injunction or other equitable relief pursuant to Article 6.

                  12.14 SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

                  12.15 THIRD PARTIES. Nothing in this Agreement, whether expressed or implied, is intended to (i) confer any rights or remedies on any person other than Buyer, Seller and their respective successors and assigns,
(ii) relieve or discharge the obligation or liability of any third party, or
(iii) or give any third party any right of subrogation or action against either Buyer or Seller.

                  12.16 COUNTERPARTS. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were on the same instrument. Each of the counterparts, when signed, shall be deemed to be an original, and all of the signed counterparts together shall be deemed to be one and the same instrument.

                  12.17 NO OFFER. This Agreement has been provided for examination only and does not constitute an offer. This Agreement shall become effective only after execution hereof (or counterparts hereof) by both Seller and Buyer.

         IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

ATTEST/WITNESS:                             SELLER:


/s/ Estelle Basoff                          /s/  Ronald Basoff
------------------------------------        ------------------------------------
Estelle Basoff                              Ronald Basoff



                                            BUYER:
                                            LITEGLOW INDUSTRIES OF
                                            CALIFORNIA, INC.




/s/ Kim Crespo                          By: /s/ Spencer Krumholz
------------------------------------        ------------------------------------
Kim Crespo                                  Spencer Krumholz, President


                                            As to Article 6 only:




                                            /s/ David Basoff
                                            ------------------------------------
                                            David Basoff


         Kathleen Basoff executes this Agreement for purposes of confirming her agreement to the sale of the Assets and waiving any marital rights which she may have in connection with the Assets, the Business, and the sale contemplated herein.

                                            /s/ Kathleen Basoff
                                            ------------------------------------
                                            Kathleen Basoff

                            ASSET PURCHASE AGREEMENT
                             BETWEEN RONALD BASOFF
                  AND LITEGLOW INDUSTRIES OF CALIFORNIA, INC.


                                 EXHIBIT INDEX

Exhibit 1.1(a)       Fixed and Tangible Personal Property
Exhibit 1.1(b)       Contracts, Leases, Other Agreements to be sold
Exhibit 1.1(g)       Accounts Receivable
Exhibit 1.1(h)       Insurance Policies
Exhibit 1.2          Liabilities
Exhibit 3.2(b)       Promissory Note
Exhibit 7.1(c)(3)    Judgments, Suits, Actions or Claims
Exhibit 7.1(d)       Employment Agreements of Ronald and David Basoff
Exhibit 8.4          Compliance with Laws
Exhibit 8.7          Title, Liens, Encumbrances
Exhibit 8.9          Material Contracts
Exhibit 8.11         Employees
Exhibit 8.15 Federal Corporate Tax Returns and Financial Statements (Income Statement for the seven months ended July 31, 1998, and Balance Sheet dated July 31, 1998)